EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77C: Submission of matters to a vote of Security holders.

EXHIBIT C:
  Attachment to item 77H: Changes in control of Registrant.

EXHIBIT D:
  Attachment to item 77Q1: New Investment Advisory Agreement
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EXHIBIT A
REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Warburg, Pincus Post-Venture Capital Fund, Inc.:

In planning and performing our audit of the financial statements and financial highlights of Warburg, Pincus Post-Venture Capital Fund, Inc. (the "Fund") for the year ended October 31, 1999, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and financial highlights and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgements by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements and financial highlights for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorised acquisition, use or disposition.

Because of inherent limitations in internal controls, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by errors or fraud in amounts that would be material in relation to the financial statements and financial highlights being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of October 31, 1999.

This report is intended solely for the information and use of management, the Board of Directors of the Fund, and the Securities and Exchange Commission.

PricewaterhouseCoopers LLP
December 10, 1999



EXHIBIT B:
Warburg, Pincus Post-Venture Fund, Inc.
Registration No. 33-61225
Sub-Item 77C:  Submission of matter to a vote of security holders
(a) A special meeting was held on May 21, 1999.
(b) At the special meeting held on May 21, 1999, the following persons were elected as directors of the Fund, constituting the entire Board of Directors: Richard H. Francis, Jack W. Fritz, Jeffrey E. Garten, James S. Pasman, Jr., William
W. Priest, Steven N. Rappaport, Arnold M. Reichman, Alexander B.
Trowbridge.
(c) At the special meeting held on May 21, 1999, shareholders of the Fund were asked to approve a new investment advisory agreement between the Fund and Credit Suisse Asset Management, LLC. Shareholders were also asked to approve a new sub-investment advisory agreement between the Fund, Credit Suisse Asset Management, LLC and BlackRock Institutional Management Corporation.
The new investment advisory agreement was approved by shareholders and the shareholder vote was as follows:

        Total Number of Votes       Percentage of total
                                     number of shares
                                       outstanding

Approve    2,171,955.0888               64.02%
Disapprove    79,066.7684                2.33%
Abstain       31,633.6338                0.93%

The new sub-investment advisory agreement was approved by shareholders and the shareholder vote was as follows:

       Total Number of Votes       Percentage of total
                                    number of shares
                                      outstanding

Approve    2,158,292.1618                63.61%
Disapprove    75,771.8558                 2.23%
Abstain       48,591.4734                 1.43%

(d) Not applicable



EXHIBIT C:
Sub-Item 77H:  Changes in control of registrant
(a) On July 6, 1999, Credit Suisse Group acquired Warburg
Pincus Asset Management, Inc. ("Warburg Pincus"), the Fund's former investment adviser. Warburg Pincus was combined with Credit Suisse Group's existing U.S. asset management business, Credit Suisse Asset Management, LLC, which is an indirect wholly-owned U.S. subsidiary of Credit Suisse Group. Credit Suisse Group may be deemed to control the Fund on the basis of its control of Credit Suisse Asset Management, LLC, the Fund's current investment adviser.
(b) On July 6, 1999, Warburg, Pincus & Co., formerly the ultimate parent of Warburg Pincus, ceased to be a controlling person of the Fund as a result of the transactions described in Sub-Item 77H(a).



EXHIBIT D:
Sub-Item 77Q1:  Exhibits
(a) Not applicable
(b) Not applicable
(c) Not applicable
(d) Not applicable
(e) New Investment Advisory Agreement and new Sub-Investment
Advisory Agreement
(f) Not applicable
(g) Not applicable



INVESTMENT ADVISORY AGREEMENT
July   , 1999

Credit Suisse Asset Management, LLC
466 Lexington Avenue
New York, New York 10017-3147

Dear Sirs:

Warburg, Pincus Post-Venture Capital Fund, Inc. (the
"Fund"), a corporation organized and existing under the laws of the State of Maryland, herewith confirms its agreement with Credit Suisse Asset Management, LLC (the "Adviser") as follows:

1.	Investment Description; Appointment

The Fund desires to employ the capital of the Fund by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Articles of Incorporation, as may be amended from time to time, and in the Fund's Prospectus(es) and Statement(s) of Additional Information as from time to time in effect (the "Prospectus" and "SAI," respectively), and in such manner and to such extent as may from time to time be approved by the Board of Directors of the Fund. Copies of the Fund's Prospectus and SAI have been or will be submitted to the Adviser. The Fund desires to employ and hereby appoints the Adviser to act as investment adviser to the Fund. The Adviser accepts the appointment and agrees to furnish the services for the compensation set forth below.

2.	Services as Investment Adviser

Subject to the supervision and direction of the Board of Directors of the Fund, the Adviser will (a) act in strict conformity with the Fund's Articles of Incorporation, the Investment Company Act of 1940 (the "1940 Act") and the Investment Advisers Act of 1940, as the same may from time to time be amended, (b) manage the Fund's assets in accordance with the Fund's investment objective and policies as stated in the Fund's Prospectus and SAI, (c) make investment decisions for the Fund, (d) place purchase and sale orders for securities on behalf of the Fund, (e) exercise voting rights in respect of portfolio securities and other investments for the Fund, and (f) monitor and evaluate the services provided by the Fund's investment sub-adviser(s), if any, under the terms of the applicable investment sub-advisory agreement(s). In providing those services, the Adviser will provide investment research and supervision of the Fund's investments and conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets. In addition, the Adviser will furnish the Fund with whatever statistical information the Fund may reasonably request with respect to the securities that the Fund may hold or contemplate purchasing.

	Subject to the approval of the Board of Directors of the Fund and where required, the Fund's shareholders, the Adviser may engage an investment sub-adviser or sub-advisers to provide advisory services in respect of the Fund and may delegate to such investment sub-adviser(s) the responsibilities described in subparagraphs (b), (c), (d) and (e) above. In the event that an investment sub-adviser's engagement has been terminated, the Adviser shall be responsible for furnishing the Fund with the services required to be performed by such investment sub-adviser(s) under the applicable investment sub-advisory agreements or arranging for a successor investment sub-adviser(s) to provide such services on terms and conditions acceptable to the Fund and the Fund's Board of Directors and subject to the requirements of the 1940 Act.

3.	Brokerage

In executing transactions for the Fund, selecting brokers or dealers and negotiating any brokerage commission rates, the Adviser will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for any portfolio transaction, the Adviser will consider all factors it deems relevant including, but not limited to, breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and for transactions executed through the broker or dealer in the aggregate. In selecting brokers or dealers to execute a particular transaction and in evaluating the best overall terms available, the Adviser may consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as the same may from time to time be amended) provided to the Fund and/or other accounts over which the Adviser or an affiliate exercises investment discretion.

4.	Information Provided to the Fund

The Adviser will keep the Fund informed of developments materially affecting the Fund, and will, on its own initiative, furnish the Fund from time to time with whatever information the Adviser believes is appropriate for this purpose.

5.	Standard of Care

The Adviser shall exercise its best judgment in rendering the services listed in paragraphs 2, 3 and 4 above.
The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect the Adviser against any liability to the Fund or to shareholders of the Fund to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Adviser's reckless disregard of its obligations and duties under this Agreement.

6.	Compensation

In consideration of the services rendered pursuant to this Agreement, the Fund will pay the Adviser an annual fee calculated at an annual rate of 1.25% of the Fund's average daily net assets. The fee for the period from the date of this Agreement to the end of the year shall be prorated according to the proportion that such period bears to the full yearly period. Upon any termination of this Agreement before the end of a year, the fee for such part of that year shall be prorated according to the proportion that such period bears to the full yearly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Adviser, the value of the Fund's net assets shall be computed at the times and in the manner specified in the Fund's Prospectus or SAI.

7.	Expenses

The Adviser will bear all expenses in connection with the performance of its services under this Agreement, including the fees payable to any investment sub-adviser engaged pursuant to paragraph 2 of this Agreement. The Fund will bear its proportionate share of certain other expenses to be incurred in its operation, including: investment advisory and administration fees; taxes, interest, brokerage fees and commissions, if any; fees of Directors of the Fund who are not officers, directors, or employees of the Adviser, any sub-adviser or any of their affiliates; fees of any pricing service employed to value shares of the Fund; Securities and Exchange Commission fees and state blue sky qualification fees; charges of custodians and transfer and dividend disbursing agents; the Fund's proportionate share of insurance premiums; outside auditing and legal expenses; costs of maintenance of the Fund's existence; costs attributable to investor services, including, without limitation, telephone and personnel expenses; costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders; costs of shareholders' reports and meetings of the shareholders of the Fund and of the officers or Board of Directors of the Fund; and any extraordinary expenses.

The Fund will be responsible for nonrecurring expenses which may arise, including costs of litigation to which the Fund is a party and of indemnifying officers and Directors of the Fund with respect to such litigation and other expenses as determined by the Directors.

8.	Services to Other Companies or Accounts

The Fund understands that the Adviser now acts, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts and to one or more other investment companies or series of investment companies, and the Fund has no objection to the Adviser so acting, provided that whenever the Fund and one or more other accounts or investment companies or portfolios advised by the Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed to be equitable to each entity. The Fund recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Fund. In addition, the Fund understands that the persons employed by the Adviser to assist in the performance of the Adviser's duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Adviser or any affiliate of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature, provided that doing so does not adversely affect the ability of the adviser to perform its services under this Agreement.

9.	Term of Agreement

This Agreement shall continue for an initial two-year period commencing on the date first written above, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (a) the Board of Directors of the Fund or (b) a vote of a "majority" (as defined in the 1940 Act) of the Fund's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board of Directors who are not "interested persons" (as defined in said
Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, on 60 days' written notice, by the Board of Directors of the Fund or by vote of holders of a majority of the Fund's shares, or upon 90 days' written notice, by the Adviser. This Agreement will also terminate automatically in the event of its assignment (as defined in said Act).

10.	Representation by the Fund

The Fund represents that a copy of its Articles of Incorporation, dated July 11, 1995, together with all amendments thereto, is on file in the Department of Assessments and Taxation of the State of Maryland.

 11.	Miscellaneous

The Fund recognizes that directors, officers and employees of the Adviser may from time to time serve as directors, trustees, officers and employees of corporations and business trusts (including other investment companies) and that such other corporations and trusts may include the name "Warburg", "Warburg Pincus", "CS", "CSAM", "Credit Suisse" or "Credit Suisse Warburg Pincus" as part of their names, and that the Adviser or its affiliates may enter into advisory or other agreements with such other corporations and trusts. If the Adviser ceases to act as the investment adviser of the Fund's shares, the Fund agrees that, at the Adviser's request, the Fund's license to use the words "Warburg" , "Warburg Pincus" "CS", "CSAM", "Credit Suisse" or "Credit Suisse Warburg Pincus" will terminate and that the Fund will take all necessary action to change the name of the Fund to names not including the words "Warburg" "Warburg Pincus", "CS", "CSAM", "Credit Suisse" or "Credit Suisse Warburg Pincus".
Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.

Very truly yours,

WARBURG, PINCUS POST-VENTURE
CAPITAL FUND, INC.

By: _______________________
Name: ________________
Title: _______________



Accepted:

CREDIT SUISSE ASSET MANAGEMENT, LLC

By: _______________________
Name: ________________
Title: _______________





SUB-ADVISORY AGREEMENT
July   , 1999

Abbott Capital Management, LLC
50 Rowes Wharf
Boston, MA  02110

Dear Sirs:
Warburg, Pincus Post-Venture Capital Fund, Inc. (the
"Fund"), a corporation organized and existing under the laws of the State of Maryland, and Credit Suisse Asset Management, LLC, as its investment adviser (the "Adviser"), herewith confirm their agreement with Abbott Capital Management, LLC (the "Sub-Adviser") as follows:
1.	Investment Description; Appointment
The Fund desires to employ the capital of the Fund by
investing and reinvesting in securities of the kind and in accordance with the limitations specified in the Fund's Articles of Incorporation, as may be amended from time to time (the "Articles of Incorporation"), and in the Prospectus and Statement of Additional Information, as from time to time in effect (the "Prospectus" and "SAI," respectively), and in such manner and to such extent as may from time to time be approved by the Board of Directors of the Fund. Copies of the Prospectus, SAI and Articles of Incorporation have been or will be submitted to the Sub-Adviser. The Fund agrees to provide the Sub-Adviser copies of all amendments to the Prospectus and SAI on an on-going basis. The Fund employs the Adviser as its investment adviser. The Adviser desires to employ and hereby appoints the Sub-Adviser to act as its sub-investment adviser upon the terms set forth in this Agreement. The Sub-Adviser accepts the appointment and agrees to furnish the services set forth below for the compensation provided for herein.
2.	Services as Sub-Adviser
(a)	Subject to the supervision and direction of the
Adviser, the Sub-Adviser will provide investment advisory assistance and portfolio management advice to the Fund in accordance with (a) the Articles of Incorporation, (b) the Investment Company Act of 1940, as amended (the "1940 Act"), and the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and all applicable Rules and Regulations of the Securities and Exchange Commission (the "SEC") and all other applicable laws and regulations and (c) the Fund's investment objective and policies as stated in the Prospectus and SAI and investment parameters provided by the Adviser from time to time. In connection therewith, the Sub-Adviser will:
(i)	determine whether to purchase, retain or sell
interests in United States or foreign private investment
vehicles that themselves invest in debt and equity
securities of companies in the venture capital and post-
venture capital stages of development or companies engaged
in special situations or changes in corporate control,
including buyouts ("Investments").  The Sub-Adviser is
hereby authorized to execute, or place orders for the
execution of, all Investments on behalf of the Fund;
(ii)	assist the custodian and accounting agent for
the Fund in determining or confirming, consistent with the procedures and policies stated in the Prospectus and SAI, the value of any Investments for which the custodian and accounting agent seek assistance from or identify for review by the Sub-Adviser;
(iii) monitor the execution of orders for the
purchase or sale of Investments and the settlement and
clearance of those orders;
(iv)	exercise voting rights in respect of
Investments; and
(v)	provide reports to the Fund's Board of
Directors for consideration at quarterly meetings of the
Board on the Investments and furnish the Adviser and the
Fund's Board of Directors with such periodic and special
reports as the Fund or the Adviser may reasonably request.
(b)	In connection with the performance of the services
of the Sub-Adviser provided for herein, the Sub-Adviser may contract at its own expense with third parties for the acquisition of research, clerical services and other administrative services that would not require such parties to be required to register as an investment adviser under the Advisers Act; provided that the Sub-Adviser shall remain liable for the performance of its duties hereunder.
3.	Execution of Transactions
(a)	The Sub-Adviser will not effect orders for the
purchase or sale of securities on behalf of the Fund through brokers or dealers as agents.
(b)	It is understood that the services of the Sub-
Adviser are not exclusive, and nothing in this Agreement shall prevent the Sub-Adviser from providing similar services to other investment companies or from engaging in other activities, provided that those activities do not adversely affect the ability of the Sub-Adviser to perform its services under this Agreement. The Fund and the Adviser further understand and acknowledge that the persons employed by the Sub-Adviser to assist in the performance of its duties under this Agreement will not devote their full time to that service. Nothing contained in this Agreement will be deemed to limit or restrict the right of the Sub-Adviser or any affiliate of the Sub-Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature, provided that doing so does not adversely affect the ability of the Sub-Adviser to perform its services under this Agreement.
(c)	On occasions when the Sub-Adviser deems the
purchase or sale of a security to be in the best interest of the Fund as well as of other investment advisory clients of the Sub-Adviser, the Sub-Adviser may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be so sold or purchased with those of its other clients. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in a manner that is fair and equitable, in the judgment of the Sub-Adviser, in the exercise of its fiduciary obligations to the Fund and to such other clients. The Sub-Adviser shall provide to the Adviser and the Fund all information reasonably requested by the Adviser and the Fund relating to the decisions made by the Sub-Adviser regarding allocation of securities purchased or sold, as well as the expenses incurred in a transaction, among the Fund and the Sub-Adviser's other investment advisory clients.
(d)	In connection with the purchase and sale of
securities for the Fund, the Sub-Adviser will provide such information as may be reasonably necessary to enable the custodian and co-administrators to perform their administrative and recordkeeping responsibilities with respect to the Fund.
4.	Disclosure Regarding the Sub-Adviser
(a)	The Sub-Adviser has reviewed the disclosure about
the Sub-Adviser contained in the Fund's registration statement and represents and warrants that, with respect to such disclosure about the Sub-Adviser or information related, directly or indirectly, to the Sub-Adviser, such registration statement contains, as of the date hereof, no untrue statement of any material fact and does not omit any statement of a material fact which is required to be stated therein or necessary to make the statements contained therein not misleading.
(b)	The Sub-Adviser agrees to notify the Adviser and
the Fund promptly of any (i) statement about the Sub-Adviser contained in the Fund's registration statement that becomes untrue in any material respect or (ii) omission of a material fact about the Sub-Adviser in the Fund's registration statement which is required to be stated therein or necessary to make the statements contained therein not misleading or (iii) any reorganization or change in the Sub-Adviser, including any change in its ownership or key employees.
(c)	Prior to the Fund or the Adviser or any affiliated
person (as defined in the 1940 Act, an "Affiliate") of either using or distributing sales literature or other promotional material referring to the Sub-Adviser, the Sub-Adviser shall have the right to approve the general advertising or promotional plan pursuant to which such literature or material is being utilized or distributed; provided that the Sub-Adviser shall be deemed to have approved such advertising or plan if it has not objected to its use within ten (10) business days after such material has been sent to it. The Fund or the Adviser will use all reasonable efforts to ensure that all advertising, sales and promotional material used or distributed by or on behalf of the Fund or the Adviser that refers to the Sub-Adviser will comply with the requirements of the Advisers Act, the 1940 Act and the rules and regulations promulgated thereunder.
(d)	The Sub-Adviser has supplied the Adviser and the
Fund copies of its Form ADV with all exhibits and attachments thereto and will hereinafter supply the Adviser, promptly upon preparation thereof, copies of all amendments or restatements of such document.
5.	Certain Representations and
Warranties of the Sub-Adviser
(a)	The Sub-Adviser represents and warrants that it is
a duly registered investment adviser under the Advisers Act, a duly registered investment adviser in any and all states of the United States in which the Sub-Adviser is required to be so registered and has obtained all necessary licenses and approvals in order to perform the services provided in this Agreement. The Sub-Adviser covenants to maintain all necessary registrations, licenses and approvals in effect during the term of this Agreement.
(b)	The Sub-Adviser represents that it has read and
understands the Prospectus and SAI and warrants that in investing the Fund's assets it will use all reasonable efforts to adhere to the Fund's investment objectives, policies and restrictions contained therein.
6.	Compliance
(a)	The Sub-Adviser agrees that it shall promptly
notify The Adviser and the Fund (i) in the event that the SEC or any other regulatory authority has censured its activities, functions or operations; suspended or revoked its registration as an investment adviser; or has commenced proceedings or an investigation that may result in any of these actions, (ii) in the event that there is a change in the Sub-Adviser, financial or otherwise, that adversely affects its ability to perform services under this Agreement or (iii) upon having a reasonable basis for believing that, as a result of the Sub-Adviser's investing the Fund's assets, the Fund's investment portfolio has ceased to adhere to the Fund's investment objective, policies and restrictions as stated in the Prospectus or SAI or is otherwise in violation of applicable law.
(b)	The Adviser agrees that it shall promptly notify
the Sub-Adviser in the event that the SEC has censured the Adviser or the Fund; placed limitations upon any of their activities, functions or operations; suspended or revoked the Adviser's registration as an investment adviser; or has commenced proceedings or an investigation that may result in any of these actions.
(c)	The Fund and the Adviser shall be given access to
the records of the Sub-Adviser at reasonable times solely for the purpose of monitoring compliance with the terms of this Agreement and the rules and regulations applicable to the Sub-Adviser relating to its providing investment advisory services to the Fund, including without limitation records relating to trading by employees of the Sub-Adviser for their own accounts and on behalf of other clients. The Sub-Adviser agrees to cooperate with the Fund and the Adviser and their representatives in connection with any such monitoring efforts.
7.	Books and Records
(a)	In compliance with the requirements of Rule 31a-3
under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to either the Adviser or the Fund any of such records upon the request of either of them. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act and to preserve the records required by Rule 204-2 under the Advisers Act for the period specified therein.
(b)	The Sub-Adviser hereby agrees to furnish to
regulatory authorities having the requisite authority any information or reports in connection with services that the Sub-Adviser renders pursuant to this Agreement which may be requested in order to ascertain whether the operations of the Fund are being conducted in a manner consistent with applicable laws and regulations.
8.	Provision of Information;
Proprietary and Confidential Information
(a)	The Adviser agrees that it will furnish to the
Sub-Adviser information related to or concerning the Fund that the Sub-Adviser may reasonably request.
(b)	The Sub-Adviser agrees on behalf of itself and its
employees to treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund, the Adviser and prior, present or potential shareholders and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder except after prior notification to and approval in writing of the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply or when requested to divulge such information by duly constituted authorities.
(c)	The Sub-Adviser represents and warrants that
neither it nor any affiliate will use the name of the Fund, the Adviser or any of their affiliates in any prospectus, sales literature or other material in any manner without the prior written approval of the Fund or the Adviser, as applicable.
9.	Standard of Care
The Sub-Adviser shall exercise its best judgment in
rendering the services described herein. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the Adviser in connection with the matters to which this Agreement relates, except that the Sub-Adviser shall be liable for a loss resulting from a breach of fiduciary duty by the Sub-Adviser with respect to the receipt of compensation for services; provided that nothing herein shall be deemed to protect or purport to protect the Sub-Adviser against any liability to the Fund or the Adviser or to shareholders of the Fund to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Sub-Adviser's reckless disregard of its obligations and duties under this Agreement. The Fund and the Adviser understand and agree that the Sub-Adviser may rely upon information furnished to it reasonably believed by the Sub-Adviser to be accurate and reliable and, except as herein provided, the Sub-Adviser shall not be accountable for loss suffered by the Fund by reason of such reliance of the Sub-Adviser.
10.	Indemnification
(a)	The Sub-Adviser agrees to indemnify and hold
harmless the Fund, the Adviser, any affiliate thereof, and each person, if any, who, within the meaning of Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), controls ("controlling person") any or all of the Fund and the Adviser (all of such persons being referred to as "Fund Indemnified Persons") against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses) to which any Fund Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, the Internal Revenue Code of 1986, as amended (the "Code"), or under any other statute, at common law or otherwise, arising out of the Sub-Adviser's responsibilities as Sub-Adviser to the Fund which (i) may be based upon any misfeasance, malfeasance or nonfeasance by the Sub-Adviser, or any of its employees or representatives, or any affiliate of or any person acting on behalf of the Sub-Adviser, (ii) may be based upon a failure to comply with paragraph 5(b) of this Agreement, or (iii) may be based upon any untrue statement or alleged untrue statement of a material fact about the Sub-Adviser contained in the registration statement covering the shares of the Fund, or any amendment or supplement thereto, or the omission or alleged omission to state therein a material fact about the Sub-Adviser known or which should have been known to the Sub-Adviser and was required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished to the Adviser, the Fund or any affiliate thereof by the Sub-Adviser or any affiliate of the Sub-Adviser; provided that in no case shall the indemnity in favor of any Fund Indemnified Person be deemed to protect such persons against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.
(b)	The Fund agrees to indemnify and hold harmless the
Sub-Adviser, any of its affiliates, and each controlling person, if any, of the Sub-Adviser (all of such persons being referred to as "Sub-Adviser Indemnified Persons") against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses) to which any Sub-Adviser Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, the Code or under any other statute, at common law or otherwise, which (i) may be based upon any misfeasance, malfeasance or nonfeasance by the Fund or the Adviser, or any of their respective employees or representatives, or any affiliate of or any person acting on behalf of the Fund or the Adviser,
(ii) may be based upon a failure by the Fund or the Adviser to comply with this Agreement, or (iii) may be based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement covering the shares of the Fund, or any amendment or supplement thereto, or the omission or alleged omission to state therein a material fact known or which should have been known to the Fund and was required to be stated therein or necessary to make the statements therein not misleading, unless such a statement or omission was made in reliance upon information furnished to the Adviser, the Fund or any affiliate thereof by the Sub-Adviser or any affiliate of the Sub-Adviser; provided that in no case shall the indemnity in favor of any Sub-Adviser Indemnified Person be deemed to protect such persons against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.
(c)	A party (the "Indemnifying Person") shall not be
liable under paragraphs 10(a) or 10(b) herein with respect to any claim made against any Fund Indemnified Person or Sub-Adviser Indemnified Person, as applicable (a Fund Indemnified Person and a Sub-Adviser Indemnified Person may be referred to in this paragraph 10(c) as an "Indemnified Person"), unless such Indemnified Person shall have notified the Indemnifying Person in writing within a reasonable time after the summons, notice or other first legal process or notice giving information of the nature of the claim shall have been served upon such Indemnified Person (or after such Indemnified Person shall have received notice of such service on any designated agent), but failure to notify the Indemnifying Person of any such claim shall not relieve the Indemnifying Person from any liability which it may have to any Indemnified Person against whom such action is brought otherwise than on account of this paragraph 10. In case any such action is brought against any Indemnified Person, the Indemnifying Person will be entitled to participate, at its own expense, in the defense thereof or, after notice to the Indemnified Person, to assume the defense thereof, with counsel satisfactory to the Indemnified Person. If the Indemnifying Person assumes the defense of any such action and the selection of counsel by the Indemnifying Person to represent the Indemnifying Person and the Indemnified Person would result in a conflict of interests and therefore would not, in the reasonable judgment of the Indemnified Person, adequately represent the interests of the Indemnified Person, the Indemnifying Person will, at its own expense, assume the defense with counsel to the Indemnifying Person and, also at its own expense, with separate counsel to the Indemnified Person which counsel shall be satisfactory to the Indemnifying Person and to the Indemnified Person. The Indemnified Person shall bear the fees and expenses of any additional counsel retained by it, and the Indemnifying Person shall not be liable to the Indemnified Person under this Agreement for any legal or other expenses subsequently incurred by the Indemnified Person independently in connection with the defense thereof other than reasonable costs of investigation.
The Indemnifying Person shall not have the right to compromise on or settle the litigation without the prior written consent of the Indemnified Person if such compromise or settlement results, or may result, in a finding of wrongdoing on the part of the Indemnified Person.
11.	Compensation
In consideration of the services rendered pursuant to
this Agreement, the Adviser will pay the Sub-Adviser a quarterly fee calculated at an annual rate of 1.00% of the net asset value of the Investments as of the last day of each calendar quarter. The fee for the period from the date of this Agreement to the end of the quarter during which this Agreement commenced shall be prorated according to the proportion that such period bears to the full quarterly period. Such fee shall be paid by the Adviser to the Sub-Adviser within ten (10) business days after the last day of each quarter or, upon termination of this Agreement before the end of a quarter, within ten (10) business days after the effective date of such termination. Upon any termination of this Agreement before the end of a quarter, the fee for such part of that quarter shall be prorated according to the proportion that such period bears to the full quarterly period. For the purpose of determining fees payable to the Sub-Adviser, the value of the Investments shall be computed in the manner specified in the Prospectus or SAI. The Sub-Adviser shall have no right to obtain compensation directly from the Fund for services provided hereunder and agrees to look solely to the Adviser for payment of fees due.
12.	Expenses
(a)	The Sub-Adviser will bear all expenses in
connection with the performance of its services under this Agreement, which shall not include the Fund's expenses listed in paragraph 12(b).
(b)	The Fund will bear certain other expenses to be
incurred in its operation, including: investment advisory and administration fees; taxes, interest, brokerage fees and commissions, if any; fees of Directors of the Fund who are not officers, directors, or employees of the Fund, the Adviser or the Sub-Adviser or affiliates of any of them; fees of any pricing service employed to value shares of the Fund; SEC fees, state Blue Sky qualification fees and any foreign qualification fees; charges of custodians and transfer and dividend disbursing agents; the Fund's proportionate share of insurance premiums; outside auditing and legal expenses; costs of maintenance of the Fund's existence; costs attributable to investor services, including, without limitation, telephone and personnel expenses; costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders; costs of shareholders' reports and meetings of the shareholders of the Fund and of the officers or Board of Directors of the Fund; and any extraordinary expenses.
13.	Term of Agreement
This Agreement shall continue for an initial two-year
period commencing on the date first written above, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (a) the Board of Directors of the Fund or (b) a vote of a "majority" (as defined in the 1940 Act) of the Fund's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board of Directors who are not "interested persons" (as defined the 1940
Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, (i) by the Adviser on 60 (sixty) days' written notice to the Fund and the Sub-Adviser,
(ii) by the Board of Directors of the Fund or by vote of holders of a majority of the Fund's shares on 60 (sixty) days' written notice to the Adviser and the Sub-Adviser, or (iii) by the Sub-Adviser upon 60 (sixty) days' written notice to the Fund and the Adviser. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act) by any party hereto. In the event of termination of this Agreement for any reason, all records relating to the Fund kept by the Sub-Adviser shall promptly be returned to the Adviser or the Fund, free from any claim or retention of rights in such records by the Sub-Adviser. In the event this Agreement is terminated or is not approved in the foregoing manner, the provisions contained in paragraph numbers 4(c), 7, 8, 9 and 10 shall remain in effect.
14.	Amendments
No provision of this Agreement may be changed, waived,
discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by an affirmative vote of (a) the holders of a majority of the outstanding voting securities of the Fund and (b) the Board of Directors of the Fund, including a majority of Directors who are not "interested persons" (as defined in the 1940 Act) of the Fund or of either party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.
15.  Notices
All communications hereunder shall be given (a) if to
the Sub-Adviser, to Abbott Capital Management, LLC, 1330 Avenue of the Americas, Suite 2800, New York, New York 10019 (Attention:
Raymond L. Held), telephone: (212) 757-2700, telecopy: (212) 757-0835, (b) if to the Adviser, to Credit Suisse Asset Management, LLC, 466 Lexington Avenue, New York, New York 10017-3147 (Attention: President), telephone: (212) 878-0600, telecopy:
(212) 878-9351, and (c) if to the Fund, c/o Credit Suisse Asset Management, LLC, 466 Lexington Avenue, New York, New York 10017-3147, telephone: (212) 878-0600, telecopy: (212) 878-9351
(Attention:  President).
16.	Choice of Law
This Agreement shall be governed by, and construed in
accordance with, the laws of the State of New York in the United States, including choice of law principles; provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act or any applicable rules, regulations or orders of the SEC.
17.	Miscellaneous
(a)	The captions of this Agreement are included for
convenience only and in no way define or limit any of the provisions herein or otherwise affect their construction or effect.
(b)	If any provision of this Agreement shall be held
or made invalid by a court decision, by statute or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.
(c)	Nothing herein shall be construed to make the Sub-
Adviser an agent of the Adviser or the Fund.
(d)	This Agreement may be executed in counterparts,
with the same effect as if the signatures were upon the same instrument.
Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.
Very truly yours,
CREDIT SUISSE ASSET MANAGEMENT, LLC

By: _________________________________
Name:
Title:


WARBURG, PINCUS POST-VENTURE
CAPITAL FUND, INC.

By: _________________________________
Name:
Title:

ABBOTT CAPITAL MANAGEMENT, LLC

By: _______________________________
Name:
Title: